EXHIBIT 10.24

The terms of the offer for Jeff Kimberly are as follows:

1. Your salary as of January 1, 2009 will be $300,000. Your salary will increase to $375,000 starting January 1, 2010 based on achieving a major milestone of GRC receiving our first order of (6) machines or a minimum order value of $24,000,000.

Any increases after January 2010 will occur based on an evaluation of your performance and accomplishments by the CEO and approval by the board.

2. The GBRC sign on bonus already received in 2008 will remain an un-taxable event for you. Any taxes required are to be paid by GRC.

3. You will receive 1,500,000 stock options for the term of your 5 year contract. All 1,500,000 stock options will be issued up front with 300,000 to be vested immediately and 300,000 at the start of each additional year of your contract. The entire 1,500,000 stocks will be issued at a value based on the stock price at the time of board approval of this contract. The stock options will have a maturity date of 10 years from the date they are vested.

4. You will receive milestone bonuses equaling not less than .75% but not greater than 1% of the estimated profit after estimated project costs are removed on all orders after we have achieved a major milestone of GRC receiving our first order for (6) machines or a minimum order value of $24,000,000. The milestone bonus will be paid in the same timing as the payments are made to GRC by our customers (per benchmark payment schedule). The milestone bonus will be paid in a combination of stock & cash subject to the management team's discretion.

5. GBRC will make payments on your current 2006 Hyundai Azera for two years from your start date with GRC (ending Feb of 2010). After the two year period, GBRC will issue a check to you for the amount required to pay the car off completely. This check will also include the total amount paid by you before GBRC began making these payments. You will be required to pay for car insurance but GRC will pay for all maintenance and service costs for the vehicle.

6. You will be provided with medical, dental, group life & long term disability insurance. Your life insurance will be term life insurance and have a value of $2,000,000 including $1,000,000 for your spouse and $1,000,000 for the company.

7. You will be eligible for (4) weeks paid vacation starting January 1, 2009.

8. This position will require travel. Travel and entertainment expenses will be reimbursed in accordance with the GBRC policy.

9. This agreement will remain in force for a period of five years from the date this agreement is signed. If either party wishes to terminate this agreement, it must be submitted in writing to the other party 30 days prior to termination. If Jeff Kimberly decides to resign from GBRC anytime prior the 5 year period, he will only receive the stock options that have been vested to that point in time. He will also only be paid for salary and milestone bonuses earned to that point along with any outstanding travel or entertainment expenses. If GBRC decides to relocate to a location that you determine you cannot move to, sells or trades the company, re-organizes or restructures the company and eliminates your position, ceases to exist as GRC for any reason, or decides to terminate this agreement prior to the 5 year period, GBRC will agree to the following:

         o Continue salary and all other benefits for up to one calendar year or until Jeff Kimberly accepts a position with another company, whichever event takes place first.

         o The entire balance of the 1,500,000 stock options that have not been vested to that point will be accelerated immediately.

         o All milestone bonuses earned to that point will be paid in full immediately.

     Thirty days prior to the end of the 5 year period, both parties will negotiate another 5 year agreement if both parties are in favor of continuing the relationship.


Signatures:



/s/ Jeffery J. Andrews               9/23/08
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Jeffrey J. Andrews                   Date
Global Resource Corporation
CFO


/s/  Jeff Kimberly                   9/23/08
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Jeff Kimberly                        Date